Exhibit 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-22037) of Xerox Corporation of our report dated June 26, 2006 relating to the financial statements of The Savings Plan of Xerox Corporation and The Xerographic Division, UNITE HERE, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
June 29, 2006